UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 3, 2011

PEOPLE’S LIBERATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-16075	86-0449546
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 S. Flower Street, 5th Floor, Los Angeles, CA 90015
(Address of Principal Executive Offices/Zip Code)

(213) 745-2123
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective as of October 1, 2011, People’s Liberation, Inc. (“People’s Liberation” or the “Company”) restructured the ownership of its William Rast branded apparel business, which is a collaboration with Justin Timberlake.  The William Rast business is conducted through the Company’s wholly-owned subsidiary, Bella Rose, LLC (“Bella Rose”).  William Rast Sourcing, LLC (“WRS”) and William Rast Licensing, LLC (“WRL”) are controlled by and are consolidated under Bella Rose and, prior to the restructuring, were each owned 50% by Bella Rose and 50% by Tennman WR-T, Inc., an entity owned in part by Justin Timberlake (“TWR”).   As further described below, the restructuring increased the ownership of Bella Rose in each of WRS and WRL in exchange for certain royalties to be paid to TWR as well as other consideration.  The restructuring was implemented through the entry into the following agreements on October 3, 2011:

•	Second Amended and Restated Limited Liability Company Operating Agreement of William Rast Sourcing, LLC by and among Bella Rose and TWR (the “Sourcing Operating Agreement”);

•
Second Amended and Restated Limited Liability Company Operating Agreement of William Rast Licensing, LLC by and among Bella Rose and TWR (the “Licensing Operating Agreement” and together with the Sourcing Operating Agreement, the “New Operating Agreements”);

•	Royalty Agreement by and among WRS, WRL and TWR (the “Royalty Agreement”);

•	Preemptive Rights and Board Nominee Agreement by and between the Company and TWR (the “Rights Agreement”);

•	Services Agreement by and between WRL and Tennman Brands, LLC f/s/o Justin Timberlake (“TBL”)(the “Services Agreement”); and

•	Voting Agreement by and among Colin Dyne, Justin Timberlake and Al Gossett (the “Voting Agreement”).

New Operating Agreements

The New Operating Agreements amend and restate that certain Amended and Restated Operating Agreement of William Rast Sourcing, LLC effective January 1, 2007, as amended October 2, 2007, and that certain Amended and Restated Operating Agreement of William Rast Licensing, LLC effective January 1, 2007, as amended October 2, 2007.  The New Operating Agreements reclassify the membership interests previously issued to the members of each of WRS and WRL, such that Bella Rose now holds 82% of the membership interests of each of WRS and WRL (in the form of Class A membership interests), with the remaining 18% of the membership interests of each of WRS and WRL held by TWR (in the form of Class B membership interests).

The New Operating Agreements provide that the holders of the Class A membership interests of each of WRS and WRL shall be entitled to all of the distributable cash from operations and all of the distributable cash from a Sale Transaction (as defined in the New Operating Agreements) that is not paid to the holders of the Class B membership interests of each of WRS and WRL.  In connection with a Sale Transaction of WRS or WRL, in exchange for the repurchase by WRS or WRL, as applicable, of all of its Class B membership interests, WRS or WRL, as applicable, shall pay to the holders of such Class B membership interests a liquidating payment equal to 18% of the aggregate sale proceeds for such Sale Transaction (the “Liquidating Payment”).

Royalty Agreement

In connection with the ownership restructuring, TWR, WRS and WRL entered into the Royalty Agreement.  Pursuant to the Royalty Agreement, WRS is obligated to pay TWR a royalty in the amount of 5.0% of its wholesale net sales, plus 2.5% of its retail net sales and 25.0% of its sublicensee gross consideration during the period commencing July 1, 2011 and continuing until the earlier of (i) the date that WRS pays the Liquidating Payment or (ii) the date that TWR or any of its affiliates no longer owns Class B membership interests in WRS.  During each year of the agreement, WRS is obligated to pay TWR a guaranteed minimum royalty of $200,000 for the calendar year ended December 31, 2011 and $400,000 for each calendar year thereafter.  The Royalty Agreement also provides that WRL shall pay to TWR an amount equal to 50.0% of all gross receipts of WRL in respect of royalties or other compensation earned with respect to the license by WRL of rights to the William Rast® mark, subject to certain offsets, during the period commencing July 1, 2011 and continuing until the earlier of (i) the date that WRL pays the Liquidating Payment or (ii) the date that TWR or any of its affiliates no longer owns Class B membership interests in WRL.

Preemptive Rights and Board Nominee Agreement

Also in connection with the above-described ownership restructuring, TWR and the Company entered into the Rights Agreement.  Pursuant to the Rights Agreement, the Company granted to TWR, for a period of up to five years, the right to purchase up to 25% of new securities that the Company may sell from time to time on the same terms offered to other investors and the right to designate Al Gossett as a nominee for election to the Board of Directors of the Company.

Voting Agreement

As part of the above-described transaction, Colin Dyne, Justin Timberlake and Al Gossett entered into the Voting Agreement.  Pursuant to the Voting Agreement, such stockholders agree to vote their shares of People’s Liberation’s common stock at any meeting of the Company’s stockholders at which a vote could be taken with respect to the election of Mr. Gosset and Mr. Dyne to People’s Liberation’s Board of Directors or in connection with any written consent of the Company’s stockholders with respect to the election of Mr. Gossett and Mr. Dyne to the Company’s Board of Directors.

Services Agreement

The ownership restructuring also included the entry into the Services Agreement by WRL and TBL.  Pursuant to the Services Agreement, TBL agrees to provide certain non-exclusive promotional services of Justin Timberlake to WRL and its licensees in connection with the commercial exploitation of William Rast branded apparel and other consumer products.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s Liberation, Inc.

Date: October 18, 2011	/s/ Colin Dyne
Colin Dyne
Chief Executive Officer